Exhibit 10.1

On June 6, 2008, Encorium Group, Inc. (“Encorium”) entered into a non-binding letter of intent (“LOI”) with Prologue Research International, Inc. (“Prologue”), Pursuant to the LOI, the Company is to acquire all of the issued and outstanding shares of Prologue. In accordance with the terms of the LOI, upon execution of the term sheet Encorium paid $500,000 to Prologue as a non-refundable exclusivity fee. On July     , 2008 Encorium entered into an amendment to the LOI pursuant to which the parties agreed that the paid $500,000 exclusivity fee previously paid by Encorium to Prologue would be credited to Encorium upon closing of the transaction, the result of which the total compensation for the acquisition was reduced from $13.5 million to $13.0 million.